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                                                                   EXHIBIT 10.35

                                    AGREEMENT

            BARBARA J. SCHEFFLER (hereafter "Ms. Scheffler"), and U.S. BIOSCIENCE, INC. (hereafter "U.S. Bioscience") desire and agree to enter into this agreement as of December 31, 1998 (the "Effective Date"), pursuant to the following terms and conditions, provided, however, that this Agreement shall be null and void and of no effect whatsoever if it shall not have been duly executed and delivered by or on behalf of each of the parties on or before January 14, 1999. In consideration of the mutual covenants and agreements herein contained, and intending to be legally bound, the parties hereto agree as follows:

            1. Ms. Scheffler has resigned as Senior Vice President, Corporate and Scientific Affairs and as an employee of U.S. Bioscience effective on the Effective Date and agrees to provide services as a consultant and independent contractor, as further specified herein.

            2. For and in consideration of the undertakings of Ms. Scheffler as set forth herein, U.S. Bioscience shall retain Ms. Scheffler as a consultant for the period commencing on the Effective Date and ending December 31, 1999 (the "Consulting Term"). The Consulting Term may be extended by mutual agreement of the parties in writing, which agreement shall set forth the duration of the extension (the "Extended Term"), the consulting fees to be paid during the Extended Term, and any other special terms and conditions applicable to the Extended Term. The parties agree to meet on or before September 30, 1999 to discuss their mutual interest in entering into an agreement providing for the Extended Term and the terms thereof.
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            During the Consulting Term, U.S. Bioscience shall provide Ms.
Scheffler the following compensation and benefits:

                  (a) Consulting fees to be paid in respect of services rendered during the Consulting Term in the aggregate amount of $192,919.94 payable in 26 installments on a bi-weekly schedule. Ms. Scheffler shall be solely responsible for the payment of all federal, state and local taxes or contributions imposed under unemployment insurance, workmen's compensation, social security and income tax laws that pertain to the compensation to be paid to her for consulting services hereunder.

                  (b) A bonus in respect of services rendered as an employee during 1998 at the target level of 25 percent of annual salary, to be paid in a lump sum when annual bonuses for 1998 are paid to other senior officers of U.S. Bioscience.

                  (c) Reimbursement of the amounts payable by Ms. Scheffler to continue her coverage under COBRA for medical benefits for herself and her husband (including health, dental and prescription drug), less $38 per pay period (i.e., the employee contribution for such coverage in 1998), as provided to employees of U.S. Bioscience throughout the Consulting Term, or until other substantially equivalent employer-provided medical insurance is available, whichever occurs first, subject to Ms. Scheffler's right to continue such coverage under COBRA. In the event that such other medical insurance becomes available through any entity other than U.S. Bioscience, Ms. Scheffler will promptly advise


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            U.S. Bioscience and reimbursement for health care coverage pursuant to this subsection 2(c) shall cease.

                  (d) It is agreed and understood that from and after the close of business on the Effective Date, except as otherwise provided in
            Section 2(c) above, Ms. Scheffler will no longer be entitled to participate in any of the benefit plans for employees of U.S. Bioscience, provided that Ms. Scheffler shall continue to be entitled to all benefits available or accrued under such plans up to the Effective Date, including without limitation the U.S. Bioscience Executive Benefits Plan and the Officers' Pension Restoration Plan.

                  (e) The right to continue to vest non-statutory stock options during the Consulting Term (and the Extended Term, if any) and the right during the Consulting Term (and the Extended Term, if any) and for a period of three months following the end of the end of the Consulting Term (or the end of the Extended Term, if any) to a cashless exercise of such vested options, subject to Ms. Scheffler's compliance with all applicable securities laws.

                  (f) The rights to indemnification and advancement of expenses presently provided pursuant to U.S. Bioscience's certificate of incorporation and bylaws, or such greater rights as subsequently may be adopted by amendment thereto, in respect of service as an officer of U.S. Bioscience.

                  (g) A contingent, incentive cash bonus in respect of services rendered during the Consulting Term, which shall be payable, if at all, by January 14, 2000 in an amount equal to 10,000 multiplied by the excess, if any, of (i) the closing


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            price of one share of U.S. Bioscience Common Stock on the American
            Stock Exchange on December 31, 1999 (or if, for any reason, no closing price for U.S. Bioscience Common Stock shall be available for December 31, 1999, the closing price for U.S. Bioscience Common Stock on the then most recent date prior to December 31, 1999 for which a closing price shall have been reported) over (ii) $7.00 (which was the closing price of one share of U.S. Bioscience Common Stock on the American Stock Exchange on December 16, 1998).

            3. Separate and apart from the foregoing, on January 4, 1999, U.S. Bioscience shall pay Ms. Scheffler $25,227.99, which represents unused accrued vacation hours, accrued through the Effective Date, less normal withholding and payroll taxes. After the Effective Date, Ms. Scheffler shall not accrue additional vacation benefits.

            4. It is expressly agreed and understood that U.S. Bioscience does not have and will not have any obligation to provide Ms. Scheffler at any time in the future with any payments, benefits or considerations other than those recited herein.

            5. (a) In consideration for the payments, benefits and agreements of U.S. Bioscience contained herein, Ms. Scheffler releases and discharges U.S. Bioscience and its past, present and future officers, directors, attorneys, employees, agents, successors and assigns, jointly and severally, from any and all actions, charges, causes of action or claims of any kind, known or unknown, against any of them, which she, her heirs, agents, successors or assigns ever had, now have or hereafter may have arising out of any matter, occurrence or event existing or occurring prior to the execution hereof, including, without limitation: any claims relating to or arising out of her employment with U.S. Bioscience,


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      including but not limited to, any claims for unpaid or withheld wages, benefits, bonuses and/or other compensation of any kind, including accrued sick pay and vacation; any claims for attorneys' fees, costs or expenses; any claims of discrimination based on sex, age, race, religion, color, creed, handicap, citizenship, national origin or any other factor prohibited by Federal, State or Local law, including but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Pennsylvania Human Relations Act, the Americans With Disabilities Act, and the Employee Retirement Income Security Act of 1974, as amended; and any and all common law claims whatsoever, whether existing or hereinafter recognized, including, but not limited to, breach of contract, libel, slander, fraud, promissory estoppel, breach of covenant of good faith and fair dealing, equitable estoppel, misrepresentation or wrongful discharge. Excluded from this Release are only: claims which arise subsequent to the execution of this Agreement; actions to enforce vested rights under any option agreement, 401(k) or qualified or unqualified retirement or benefit plan; and actions to enforce this Agreement and/or the Executive Severance Agreement (as defined in Section 26 below).

            (b) U.S. Bioscience, intending to be legally bound, does hereby release and discharge Ms. Scheffler, her heirs, executors, administrators, successors and assigns, from any and all manner of actions and causes of action, suits, debts, claims and demands arising from conduct or actions undertaken by her in good faith within the scope of her employment and authority as an officer of U.S. Bioscience.

            6. (a) Ms. Scheffler shall make herself available to U.S. Bioscience for approximately 250 hours of consulting services during the Consulting Term (the "Total


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      Hours"), with respect to matters which may include, but shall not be limited to (a) preparing and/or presenting regulatory applications for U.S. Bioscience products, (b) preparing and/or reviewing statistical analyses and research in connection therewith, (c) assisting in addressing regulatory and/or statistical questions, (d) preparation of manuscripts and other publications, (e) assisting in study design, and (f) assisting U.S. Bioscience in assigning, obtaining, maintaining, and enforcing all proprietary rights relating to inventions she conceived or reduced to practice during her employment with U.S. Bioscience that relate to any of U.S. Bioscience's products, services or activities of which she is aware. U.S. Bioscience will provide Ms. Scheffler with reasonable secretarial support and equipment and will make reasonable efforts to provide Ms. Scheffler with advance notice of the times and places where her services are requested, and Ms. Scheffler will make reasonable efforts to adapt her schedule to comply with U.S. Bioscience's reasonable requests. Although certain of such consulting services may be performed by telephone and/or by written communication, it is anticipated and agreed that a substantial portion of such consulting services may require Ms. Scheffler's presence at U.S. Bioscience's facilities and other such consulting services may require her travel outside of the greater Philadelphia area. U.S. Bioscience shall advance to Ms. Scheffler or reimburse promptly all out-of-pocket travel, lodging and meal expenses incurred in connection with the performance of such consulting services if such expenses have been approved in advance by U.S. Bioscience and are incurred in accordance with U.S. Bioscience's policies for reimbursing its employees for the corresponding type of expense.


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            (b) For the purposes of calculating the hours of consulting services rendered under this Agreement, the following principles shall apply:

                  (i) For services provided at U.S. Bioscience's principal
            offices and/or for services involving "local" travel (e.g., Philadelphia - New York - Washington): the lesser of actual hours (door-to-door from Ms. Scheffler's suburban Philadelphia residence) or 8 hours per day shall be the number of hours of consulting services rendered.

                  (ii) For services involving "distant" or overnight travel: 8 hours per day or partial day away from Ms. Scheffler's residence shall be the number of hours of consulting services rendered.

                  (iii) All reservations, ticketing and other and travel
            arrangements in connection with consulting services rendered under this Agreement shall be made by U.S. Bioscience.

            (c) The hours of consulting services rendered by Ms. Scheffler during the Consulting Term upon the request of U.S. Bioscience shall be calculated in accordance with Section 6(c) above and deducted from the Total Hours until exhausted. In the event that U.S. Bioscience requests, and Ms. Scheffler agrees to provide and provides, consulting services during the Consulting Term in excess of the Total Hours (calculated in accordance with Section 6(c) above), U.S. Bioscience shall pay Ms. Scheffler for such excess hours (calculated in accordance with Section 6(c) above) at the rate of $250 per hour or, subject to mutual agreement in writing, at such per project rate as may be agreed upon in respect of any proposed consulting project.


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            (d) All requests for consulting services and calculations of services rendered by Ms. Scheffler under this Agreement shall be made on behalf of U.S. Bioscience through the office of C. Boyd Clarke, President and Chief Executive Officer.

            (e) U.S. Bioscience agrees that (i) from and after September 30, 1999, Ms. Scheffler shall be entitled to refuse any consulting assignments that would require disclosure to her of material non-public information of U.S. Bioscience and (ii) that any refusal by Ms. Scheffler made pursuant to and in accordance with clause (i) of this Section 6(e) shall not constitute a breach of this Agreement by Ms. Scheffler. In the event that Ms. Scheffler is in possession of material non-public information at the end of the Consulting Term or Extended Term, if any, USB shall use reasonable efforts to extend such Term, upon mutually agreeable terms and conditions, for a reasonable period to permit the cashless exercise of her options in accordance with applicable securities laws.

            7. Ms. Scheffler will not disclose to any other person or company, or use for her own personal benefit, except as may be necessary in the performance of her duties as a consultant for U.S. Bioscience, any confidential or proprietary information disclosed to her or of which she has or shall become aware by reason of her employment or consulting association with U.S. Bioscience. Such confidential and/or proprietary information shall include all data and information relating to the business of U.S. Bioscience, whether or not it constitutes a trade secret, which has been or shall be disclosed to Ms. Scheffler or of which Ms. Scheffler has become aware or shall become aware as a consequence of her employment or consulting relationship with U.S. Bioscience and which has value to U.S. Bioscience, including, but not limited to, information relating to scientific and research work of U.S. Bioscience, clinical, pharmacological and toxicological data, regulatory filings, products, methods, processes, licenses, projects, developments, formulas, and the financial or business affairs of U.S. Bioscience regarding existing or potential business ventures and/or relationships, employees or employees' compensation, projections, plans, development, accounting and marketing studies or analyses and


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all information, improvements, invention proposals and patent applications which have been conceived or reduced to practice including, but not limited to, those conceived by Ms. Scheffler during her employment by U.S. Bioscience or while performing consulting services under this Agreement excepting only such information which shall have become a part of the public domain. If Ms.
Scheffler is required by law, administrative or judicial order to disclose any confidential or proprietary information of U.S. Bioscience, Ms. Scheffler shall give U.S. Bioscience prompt notice of such fact so that U.S. Bioscience may obtain a protective order or other appropriate remedy concerning any such disclosure and/or waive compliance with the non-disclosure provisions of this Agreement. Ms. Scheffler shall fully cooperate with U.S. Bioscience in connection with U.S. Bioscience's efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure or U.S. Bioscience waives such compliance, Ms. Scheffler will make such disclosure only to the extent that such disclosure is legally required.

            8. Without prior written consent of U.S. Bioscience, while Ms. Scheffler is engaged by U.S. Bioscience as a consultant and continuing through the period ending one (1) year after the conclusion of the Consulting Term (or the later conclusion of the Extended Term, if any), Ms. Scheffler will not solicit or divert, either directly or indirectly, on her own behalf or in the service of or on behalf of any other, or attempt to solicit or divert or appropriate any business opportunity related to the pharmaceutical business of which Ms. Scheffler became aware while an employee of U.S. Bioscience or may become aware in the course of her service as a consultant to U.S. Bioscience hereunder


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            9. Without prior written consent of U.S. Bioscience, during the
Consulting Term (and the Extended Term, if any), Ms. Scheffler will not solicit, induce or assist anyone else in soliciting or inducing any current employee of U.S. Bioscience to terminate his/her employment with U.S. Bioscience to accept employment with Ms. Scheffler or in any business with which she is associated.

            10. (a) During the Consulting Term (and the Extended Term, if any), Ms. Scheffler will not engage in or render any services to or be employed by any Competing or Principal Partner Business (as hereinafter defined). The term "Competing or Principal Partner Business" shall mean (i) those businesses whose products compete directly with products in which U.S. Bioscience has rights including, without limitation, proprietary or commercial rights, (ii) ALZA Corporation and its affiliates, and (iii) Schering-Plough corporation and its affiliates.

            (b) Ms. Scheffler agrees that she will not engage in or render services to or be employed by any business or enterprise that makes, uses, sells or seeks regulatory approval for generic substitutes for lodenosine or any of the company's products that as of the Effective Date are drugs approved by the United States Food and Drug Administration (i.e., amifostine, trimetrexate glucuronate and altretamine).

            (c) Notwithstanding any other provision of this Section 10, during the Consulting Term (and the Extended Term, if any), Ms. Scheffler may render consulting services to ALZA Corporation or Schering-Plough Corporation, or any of their respective affiliates, for the purpose of designing clinical studies and/or developing educational and/or promotional materials relating to Ethyol(R) (amifostine), subject to the prior written


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      approval of U.S. Bioscience in respect of each such consulting assignment, such consent not to be unreasonably withheld.

            11. Ms. Scheffler acknowledges and agrees that the type and periods of restrictions imposed in this Agreement are fair and reasonable, and that such restrictions are intended solely to protect the legitimate interests of U.S. Bioscience, rather than to prevent Ms. Scheffler from earning a livelihood. Ms. Scheffler recognizes that U.S. Bioscience competes on a worldwide basis and that the access to confidential information that Ms. Scheffler has had make it necessary for U.S. Bioscience to restrict Ms. Scheffler's post-employment activities in the limited market in which U.S. Bioscience competes and in which Ms. Scheffler's access to confidential information and other proprietary information could be used to the detriment of U.S. Bioscience.

            12. Ms. Scheffler acknowledges and agrees that if she should breach any of the covenants, restrictions and agreements contained herein, irreparable loss and injury would result to U.S. Bioscience, and that damage arising out of such a breach may be difficult to ascertain. Ms. Scheffler therefore agrees that, in addition to all other remedies provided at law or at equity, U.S. Bioscience may petition and obtain from a court of law or equity all necessary temporary, preliminary and permanent injunctive relief to prevent a breach by Ms. Scheffler of any covenant contained in this Agreement. Ms. Scheffler agrees further, that if it is determined by a court that she has breached the terms of this Agreement, U.S. Bioscience shall be entitled to recover from her all costs and attorneys' fees incurred as a result of its attempt to redress such a breach or to enforce its rights and protect its legitimate interests.

            13. Ms. Scheffler hereby acknowledges that she is aware that United States securities laws restrict the purchase and sale of securities by persons who possess certain non-


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public information relating to the issuer of such securities. Ms. Scheffler further acknowledges that she is in possession of material non-public information relating to U.S. Bioscience and agrees to comply with her obligations with respect thereto under applicable securities laws. U.S. Bioscience agrees to provide such reasonable assistance as Ms. Scheffler may request for the purpose of assisting Ms. Scheffler to comply with her duties with respect to U.S. Bioscience securities under applicable securities laws (e.g., identifying material non-public information relating to U.S. Bioscience and the dates of public disclosure thereof and providing a reasonable opportunity to discuss the same with U.S. Bioscience in-house counsel).

            14. (a) All documents, notes and other materials of any nature relating to any confidential or proprietary information of U.S. Bioscience that are or have been generated by Ms. Scheffler or come into her possession shall be owned exclusively by U.S. Bioscience. Ms. Scheffler will not take any original of the foregoing and will return the same to U.S. Bioscience upon request. In addition to the foregoing, Ms. Scheffler will not publish any confidential or proprietary information of U.S. Bioscience without the prior written consent of U.S. Bioscience.

            (b) All U.S. Bioscience equipment that has been provided to Ms. Scheffler for her use in performing employment duties at her residence (e.g., computers, software) shall continue to be made available for her use in performing consulting services under this Agreement. At the end of the Consulting Term (or any Extended Term) or upon the request of U.S. Bioscience prior thereto, Ms. Scheffler shall return all such equipment to U.S. Bioscience.


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            15. In any action brought by either party for enforcement of the rights given by this Agreement, the prevailing party shall be entitled to payment by the other of all reasonable attorneys' fees and costs incurred due to or resulting from the action.

            16. In the event of Ms. Scheffler's death prior to the receipt of all amounts to which she is entitled hereunder, such amounts (including, without limitation, all amounts due pursuant to Section 2 hereof) shall be paid to Ms. Scheffler's spouse, or such other beneficiary as Ms. Scheffler may name by written notice to U.S. Bioscience.

            17. Neither party shall engage in any communications that disparage or interfere with the other party's existing or prospective business relationships.

            18. This Agreement embodies the complete understanding and agreement between U.S. Bioscience and Ms. Scheffler and supersedes any and all other prior agreements between them, oral or written, express or implied, except for the Executive Severance Agreement (as defined in Section 26 below) and the option agreements previously issued to Ms. Scheffler.

            19. This Agreement shall be governed by the law of the Commonwealth of Pennsylvania and any suit against U.S. Bioscience or Ms. Scheffler claiming a breach hereof shall be maintained in a state or federal court in Pennsylvania.

            20. Nothing in this Agreement is to be construed as an admission or concession of liability or wrongdoing by either U.S. Bioscience or Ms. Scheffler.

            21. Ms. Scheffler recognizes and acknowledges that the obligation of U.S. Bioscience to provide the consideration recited herein is expressly contingent upon her fulfillment and satisfaction of the obligations set forth herein and recognizes that if she should fail to comply in any material respect with any of the provisions set forth herein, U.S. Bioscience may seek any


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appropriate remedy including the recovery of damages, including any amounts paid pursuant to this Agreement, for such breach of the Agreement.

            22. It is agreed and understood that Ms. Scheffler will make herself available and cooperate in any reasonable manner during the Consulting Term and for a reasonable time thereafter to provide assistance to U.S. Bioscience as may be reasonably requested with due notice for the purpose of concluding any matters that may arise in the future relating to Ms. Scheffler's term of employment or consultant services with U.S. Bioscience. It is understood that such cooperation and assistance shall be requested and rendered on a basis not to interfere with any subsequent employment or enterprise engaged in by Ms. Scheffler, nor shall such cooperation and assistance be deemed to extend any of the restrictions contained in Section 8-10 of this Agreement. It is agreed that, in the event that Ms. Scheffler is requested to provide assistance during the period in which she is receiving payments from U.S. Bioscience pursuant to paragraph 2, she shall be reimbursed for reasonable out-of-pocket expenses incurred in providing such assistance. In the event that such assistance is provided after the end of the Consulting Term and any Extended Term, Ms. Scheffler shall be reimbursed for reasonable out-of-pocket expenses and shall be compensated at a rate of $250 per hour for time spent in providing such assistance.

            23. Ms. Scheffler agrees and represents that:

                  (a) She has read carefully all of the terms of this Agreement;

                  (b) She has been encouraged to review this Agreement with an attorney;

                  (c) She understands the meaning and effect of the terms of this Agreement;


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                  (d) She has been advised that she has at least twenty-one (21)
            days to determine whether she wishes to enter into this Agreement;

                  (e) She understands that she has seven (7) days from the date of execution of this Agreement to revoke her execution thereof;

                  (f) The entry into and execution of this Agreement is of her own free will and a voluntary act without compulsion of any kind;
            and

                  (g) No promise or inducement not expressed herein has been made to her.

            24. U.S. Bioscience hereby represents to Ms. Scheffler that it has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder, and that this Agreement has been duly authorized, executed and delivered by U.S. Bioscience and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

            25. If any part or term of this Agreement is subsequently determined by any court of competent jurisdiction to be unenforceable or illegal, such determination shall not affect the enforceability, legality or binding nature of any other term or provision of this Agreement.

            26. The parties to this Agreement are parties to an Executive Severance Agreement dated October 14, 1991, as amended (the "Executive Severance Agreement"). Ms. Scheffler agrees that in the event she becomes eligible to receive compensation under the Executive Severance Agreement, such compensation shall be reduced by an amount equal to the amount paid to Ms. Scheffler under this Agreement. The Executive Severance Agreement shall


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cease to be applicable to Ms. Scheffler in accordance with paragraph 2(b) of the
Executive Severance Agreement.


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            IN WITNESS WHEREOF, the parties have executed and delivered this
Agreement as of the date first written above.

/s/ Barbara J. Scheffler                             Date: 1/12/99
--------------------------------------
Barbara J. Scheffler
residing at 540 Chandler Lane
Villanova, PA 19085


U.S. BIOSCIENCE, INC.

/s/ C. Boyd Clarke                                   Date: 12/23/98
--------------------------------------
C. Boyd Clarke
President and Chief Executive Officer


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